CARDIOVASCULAR SYSTEMS REPORTS FISCAL 2016
SECOND-QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Today, January 21, 2016, at 3:45 PM CT (4:45 PM ET)

•	Revenues of $41.4 million were 3% below the guidance range due to continued effects of the sales force transition

•	Gross margin increased to 80.5%, primarily benefiting from lower unit costs

•	Net loss of $(0.47) per share was favorable to guidance, primarily as a result of cost reductions

•	LIBERTY 360° enrollment nears completion, demographic data to be presented at ISET as a late-breaking presentation

•	COAST 30-day data also to be featured as a late-breaking presentation at CRT

St. Paul, Minn., January 21, 2016 – Cardiovascular Systems, Inc. (CSI) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for peripheral and coronary artery disease, today reported financial results for its fiscal second quarter ended December 31, 2015.

The company’s second quarter revenues of fiscal 2016 were $41.4 million, a 4% decrease from the second quarter of fiscal 2015, excluding revenue from Asahi guide wires in the prior-year period. Coronary revenues increased 33% to $8.6 million. Customer reorder revenues remained strong at 97% of total revenue, an increase from 95% in the comparable period last year.

Scott Ward, CSI’s Chairman and Interim President and Chief Executive Officer, said, “CSI’s sales force expansion and implementation of a dual franchise model, selling both coronary and peripheral applications, has been challenging and is affecting our near term sales performance. We have gained meaningful insights during the transition and we are encouraged by recent progress. The sales organization continues to gain valuable experience and we have begun to adjust our sales model at the local level, adopting a more flexible approach where warranted. We remain confident that our sales strategy will lead to sustainable revenue growth and a pathway to profitability in the future.”

CSI’s fiscal 2016 second-quarter gross profit margin increased to 80.5% from 79.1%, reflecting unit cost reductions over the prior-year period. Net loss was $(15.2) million, or $(0.47) per common share, compared to a net loss of $(5.3) million, or $(0.17) per common share, in the fiscal 2015 second quarter. Adjusted EBITDA loss was $(11.1) million versus $(1.3) million a year earlier. Overall, expense levels were lower than anticipated, primarily due to cost controls, refinements to the sales model, and timing of projects and studies.

“Managing our cash position is a top priority for CSI. We are setting the company on a balanced course to achieve revenue growth and reduce losses, establishing a pathway to profitability. With ongoing cost management, our cash position, debt capacity, and the potential to finance our $25 million Minnesota facility, should provide sufficient capital to bridge us to profitability and positive cash flow,” said Ward.

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Cardiovascular Systems, Inc.
January 21, 2016

LIBERTY 360° Enrollment Nears Completion, Demographic Data to be Featured in Late-Breaking Presentation at ISET
On February 9, 2016, key demographic data from the LIBERTY 360° study will be featured in a late-breaking presentation at the 28th International Symposium of Endovascular Therapy (ISET) in Hollywood, Fla.

The study’s principal investigators — Dr. Jihad Mustapha of Metro Health Hospital in Wyoming, Mich.; Dr. George L. Adams, Rex Healthcare, Raleigh N.C.; Dr. William Gray, Columbia University Medical Center, New York; Dr. Gary Ansel, Riverside Methodist Hospital, Columbus, Ohio; and Dr. Michael Jaff, Massachusetts General Hospital, Boston, Mass., are expected to highlight the unique aspects of the first 600 patients enrolled in LIBERTY 360°.

LIBERTY 360° is a prospective, observational, multi-center clinical study evaluating acute and long-term clinical, quality-of-life and economic outcomes of endovascular device intervention in patients with distal outflow peripheral arterial disease (PAD).

Enrollment of all 1,200 patients is nearly complete. The company plans to present 30-day data from this study in fall 2016.

COAST 30-day Data to be Highlighted in a Late-Breaking Presentation at CRT 2016
In February 2016, Dr. Richard Shlofmitz of Saint Francis Hospital in Roslyn, N.Y., will present 30-day data from the Coronary Orbital Atherectomy System Trial (COAST) study in a late-breaking presentation at the Cardiovascular Research Technologies (CRT) conference in Washington, D.C.

COAST is built on CSI’s ORBIT II study, which was the first trial designed to enroll severely calcified coronary lesions that are typically excluded from major clinical trials, but commonly seen in real-world cases. COAST is a prospective, single-arm, multi-center, global, investigational study designed to evaluate the safety and efficacy, as well as economic outcomes, of CSI’s new Diamondback 360® Coronary Orbital Atherectomy System (OAS) Micro Crown.

“Our first international coronary study is designed to support the approval of our next-generation system in the United States and Japan,” said Ward. “COAST aligns with our ORBIT II clinical protocol and study design. We believe that data from this study will highlight the potential benefits of our new Micro Crown and ultimately help secure commercial approval in Japan, the world’s second largest coronary market.”

The Micro Crown is CSI’s second-generation system designed to facilitate stent delivery in subjects with severely calcified coronary lesions who are acceptable candidates for percutaneous transluminal coronary angioplasty (PTCA), or stenting. The Micro Crown is designed to immediately engage tight lesions with distal sanding while allowing continuous flow during operation.

Fiscal 2016 Third-Quarter Outlook
Ward said, “Implementation of our dual franchise sales strategy, including the development and maturation of our sales representatives, is progressing; however, it will take more time for that progress to be reflected in revenue growth. We believe that many of the transition challenges will be behind us toward the end of the third quarter, with sales productivity improving in the fourth quarter of this fiscal year.”

For the fiscal 2016 third quarter ending March 31, 2016, CSI anticipates:

•	Revenue in a range of $40.5 million to $42 million;

•	Gross profit as a percentage of revenues of about 80 percent;

•	Operating expenses approximately 3% lower than the second quarter of fiscal 2016; and

•	Net loss in the range of $(13.7) million to $(14.6) million, or loss per common share ranging from $(0.42) to $(0.45), assuming 32.8 million average shares outstanding.

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Cardiovascular Systems, Inc.
January 21, 2016

Conference Call Today at 3:45 p.m. CT (4:45 p.m. ET)
Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal second-quarter results today, January 21, 2016, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (877) 201-0168 and enter the access number 21694741. Please dial in at least 10 minutes prior to the call. To listen to the live webcast, go to the investor section of the company’s website, www.csi360.com, and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 and enter 21694741. The audio replay will be available beginning at 6:45 p.m. CT on Thursday, January 21, 2016, through 10:59 p.m. CT on Thursday, January 28, 2016.

Use of Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP.

About Peripheral Artery Disease (PAD)
As many as 18 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360 and Diamondback 360 Peripheral Orbital Atherectomy Systems, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and a leading cause of death in men and women in the United States. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives in the United States each year. According to estimates, significant arterial calcium is present in nearly 40% of patients undergoing a percutaneous coronary intervention (PCI). Significant calcium contributes to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with

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Cardiovascular Systems, Inc.
January 21, 2016

existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries. The Stealth 360® Peripheral Orbital Atherectomy System (OAS) received CE Mark in October 2014. To date, nearly 235,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) our confidence that our sales strategy will lead to sustainable revenue growth and a pathway to profitability in the future; (ii) our belief that ongoing cost management, our cash position, debt capacity and the potential to finance our $25 million Minnesota facility should provide sufficient capital to bridge us to profitability and positive cash flow; (iii) the LIBERTY 360° study, including the number of patients expected to be enrolled, the timing of enrollment, the results of the study, and the timing of the release of data from the study; (iv) the COAST trial, including the results of the trial and the timing of the release of data from the trial; (v) the approval of our next-generation system in the United States and Japan; (vi) the progress being made in our sales force strategy and our belief that it will take more time for that progress to be reflected in revenue growth; (vii) our belief that many of the transition challenges will be behind us toward the end of the third quarter, with sales productivity improving in the fourth quarter of this fiscal year; and (viii) anticipated revenue, gross profit, operating expenses, and net loss. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, regulatory developments in the U.S. and foreign countries; FDA and similar foreign clearances and approvals; approval of our products for distribution in foreign countries; approval of products for reimbursement and the level of reimbursement; dependence on market growth; the experience of physicians regarding the effectiveness and reliability of CSI’s products; the reluctance of physicians, hospitals and other organizations to accept new products; the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; actual clinical trial and study results; the impact of competitive products and pricing; unanticipated developments affecting our estimates regarding expenses, future revenues and capital requirements; the difficulty to successfully manage operating costs; our inability to sustain growth in our sales and marketing organization; our ability to manage employee turnover, growth and training; our ability to manage our sales force expansion and dual franchise strategy; our actual research and development efforts and needs; fluctuations in results and expenses based on new product introductions, sales mix, unanticipated warranty claims, and the timing of project expenditures; our ability to secure financing; our ability to manage costs; general economic conditions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Product Disclosures:

Peripheral Products
The Stealth 360® PAD System and Diamondback 360® PAD System are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with

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Cardiovascular Systems, Inc.
January 21, 2016

atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

Coronary Product
Indications: The Diamondback 360® Coronary Orbital Atherectomy System (OAS) is a percutaneous orbital atherectomy system indicated to facilitate stent delivery in patients with coronary artery disease (CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.

Contraindications: The OAS is contraindicated when the ViperWire guide wire cannot pass across the coronary lesion or the target lesion is within a bypass graft or stent. The OAS is contraindicated when the patient is not an appropriate candidate for bypass surgery, angioplasty, or atherectomy therapy, or has angiographic evidence of thrombus, or has only one open vessel, or has angiographic evidence of significant dissection at the treatment site and for women who are pregnant or children.

Warnings/Precautions: Performing treatment in excessively tortuous vessels or bifurcations may result in vessel damage; The OAS was only evaluated in severely calcified lesions, A temporary pacing lead may be necessary when treating lesions in the right coronary and circumflex arteries; On-site surgical back-up should be included as a clinical consideration; Use in patients with an ejection fraction (EF) of less than 25% has not been evaluated. See the instructions for use before performing Diamondback 360 Coronary OAS procedures for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts this device to sale by or on the order of a physician.

Micro Crown OAS
CSI has commenced its COAST Investigational Device Exemption clinical trial to evaluate the safety and effectiveness of its new micro crown orbital technology in treating coronary arteries. This new system is limited by federal law to investigational use and is currently not commercially available in the United States or Japan.

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Cardiovascular Systems, Inc.
January 21, 2016

Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net revenues	$41,392	$44,732	$85,263	$86,086
Cost of goods sold	8,071	9,346	16,842	18,231
Gross profit	33,321	35,386	68,421	67,855
Expenses:
Selling, general and administrative	41,258	32,553	82,653	66,060
Research and development	7,206	8,085	14,147	15,237
Total expenses	48,464	40,638	96,800	81,297
Loss from operations	(15,143)	(5,252)	(28,379)	(13,442)
Interest and other, net	(20)	(21)	(45)	(55)
Net loss	$(15,163)	$(5,273)	$(28,424)	$(13,497)

Net loss per common share:
Basic and diluted	$(0.47)	$(0.17)	$(0.88)	$(0.43)

Weighted average common shares used in computation:
Basic and diluted	32,553,991	31,487,358	32,382,433	31,399,234

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Cardiovascular Systems, Inc.
January 21, 2016

Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(unaudited)

	December 31,	June 30,
	2015	2015
ASSETS
Current assets
Cash and cash equivalents	$65,329	$83,842
Accounts receivable, net	25,752	30,830
Inventories	18,237	13,966
Marketable securities	1,871	1,876
Prepaid expenses and other current assets	1,577	3,380
Total current assets	112,766	133,894
Property and equipment, net	33,564	32,883
Patents, net	4,759	4,511
Other assets	136	40
Total assets	$151,225	$171,328

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$8,313	$9,763
Accrued expenses	19,651	20,125
Total current liabilities	27,964	29,888
Long-term liabilities
Other liabilities	1,986	2,005
Total liabilities	29,950	31,893
Commitments and contingencies
Total stockholders' equity	121,275	139,435
Total liabilities and stockholders' equity	$151,225	$171,328

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Cardiovascular Systems, Inc.
January 21, 2016

Cardiovascular Systems, Inc.
Supplemental Sales Information
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Device revenue	$38,088	$39,966	$78,663	$76,475
Other product revenue(2)	3,304	4,766	6,600	9,611
Total revenue	$41,392	$44,732	$85,263	$86,086

PAD revenue(2)	$32,811	$38,272	$67,991	$74,561
CAD revenue	8,581	6,460	17,272	11,525
Total revenue	$41,392	$44,732	$85,263	$86,086

New customers(1):
PAD	46	57	96	120
CAD	60	48	107	85

Reorder revenue %	97%	95%	97%	96%

(1)	Excludes accounts in the early stage of product introduction and training.

(2)	Revenue amounts for the three and six months ended December 31, 2014 include $1,796 and $3,669 from sale of Asahi guidewires under a distribution agreement that terminated on June 30, 2015.

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Cardiovascular Systems, Inc.
January 21, 2016

Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as "Adjusted EBITDA" in this release.

Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP measure for the respective periods can be found in the table on the next page. In addition, an explanation of the manner in which CSI's management uses Adjusted EBITDA to conduct and evaluate its business, the economic substance behind management's decision to use Adjusted EBITDA, the substantive reasons why management believes that Adjusted EBITDA provides useful information to investors, the material limitations associated with the use of Adjusted EBITDA and the manner in which management compensates for those limitations is included following the reconciliation table.

Cardiovascular Systems, Inc.
Adjusted EBITDA
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Loss from operations	$(15,143)	$(5,252)	$(28,379)	$(13,442)
Add: Stock-based compensation	3,112	3,510	7,219	7,083
Add: Depreciation and amortization	981	426	1,921	833
Adjusted EBITDA	$(11,050)	$(1,316)	$(19,239)	$(5,526)

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI's management uses Adjusted EBITDA to analyze the underlying trends in CSI's business, assess the performance of CSI's core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI's performance period over period and in relation to its competitors' operating results. Additionally, CSI's management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI's management for its financial and operational decision-making and allows investors to see CSI's results "through the eyes" of management. CSI also believes that providing this information better enables CSI's investors to understand CSI's operating performance and evaluate the methodology used by CSI's management to evaluate and measure such performance.

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Cardiovascular Systems, Inc.
January 21, 2016

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

-- Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI's management also believes that excluding this item from CSI's non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI's operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI's financial statements.

-- Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI's management to assess the core profitability of CSI's business operations. CSI's management also believes that excluding these items from CSI's non-GAAP results is useful to investors to understand CSI's operational performance, liquidity and its ability to make additional investments in the company.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP. Some of the limitations associated with CSI's use of these non-GAAP financial measures are:

-- Items such as stock-based compensation do not directly affect CSI's cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI's "Adjusted EBITDA" and therefore these non-GAAP measures do not reflect the full economic effect of these items.

-- Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

-- CSI's management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses. CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure

-- CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	PadillaCRT Marian Briggs (612) 455-1742 marian.briggs@padillacrt.com Matt Sullivan (612) 455-1709 matt.sullivan@padillacrt.com